EXHIBIT 23.1

[BDO USA, LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Emerge Energy Services LP
Fort Worth, Texas

We hereby consent to the incorporation by reference into Registration Statements on Form S-8 (Reg. No. 333-188604) and Form S-3 (Reg. No. 333-221929) of Emerge Energy Services LP of our reports dated October 17, 2019, relating to the consolidated financial statements, and the effectiveness of Emerge Energy Services LP’s internal control over financial reporting, which appear in this Form 10-K.  Our report on the consolidated financial statements for the year ended December 31, 2018 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, and our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

Dallas, Texas

October 18, 2019